Exhibit 12.1


                       FIRST INDUSTRIAL REALTY TRUST, INC.
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)


                                           3/31/01       12/31/00     12/31/99     12/31/98     12/31/97    12/31/96
                                        -------------------------------------------------------------------------------

Income from Operations Before
Income Allocated to Minority
Interest............................      $ 26,357       $104,963    $112,560       $80,309       $66,379     $36,524

Plus:  Interest Expense and
Amortization of Interest Rate
Protection Agreements and Deferred
Financing Costs.....................        21,644         85,675      81,231        72,750        52,671      32,240
                                            -------        -------     -------       -------       -------     ------

Earnings Before Income Allocated
to Minority Interest and Fixed
Charges.............................      $ 48,001       $190,638    $ 193,791     $153,059      $119,050     $68,764
                                         ==========     ==========  ===========   ==========    ==========   ========

Fixed Charges and Preferred Stock
Dividends...........................      $ 31,828       $123,722    $119,643      $107,003       $65,678     $36,660
                                         ==========     ==========  ==========    ==========     =========   ========

Ratio of Earnings to Fixed Charges
and Preferred Stock Dividends.......        1.51x            1.54x       1.62x        1.43x        1.81x       1.88x


(a) For purposes of computing the ratios of earnings to fixed charges and preferred stock dividends, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income from operations before income allocated to minority interest. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of interest rate protection agreements and deferred financing charges.



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